NEWS RELEASE
For Immediate Release

Nord Resources Receives Extension From TSX to Enable Company to
Seek a Listing on Another Canadian Stock Exchange

  Company's shares continue to trade on TSX during 30-days extension period and continue to trade in the United States on the OTC Bulletin Board

TUCSON, AZ, June 30, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced that the Toronto Stock Exchange (TSX) has granted the company a 30-day extension for continued trading on the TSX. The extension is to provide the company with additional time to seek a listing on another Canadian stock exchange to provide for orderly trading of the company's common stock.

Accordingly, Nord's shares will now be delisted from the TSX at the close of the market on July 30, 2010. The company's shares will continue to trade in the United States on the OTC Bulletin Board.

The decision to seek a listing on another Canadian stock exchange follows the previously announced receipt of notice from the TSX's Continued Listings Committee that Nord's shares will be delisted from trading on the TSX effective at the close of the market on July 2, 2010.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the TSX in connection with Nord's $12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX delisting review to confirm that Nord continues to meet the TSX listing requirements.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including statements concerning Nord's plans to seek a listing of its shares on an alternative Canadian stock exchange.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600 ext. 223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca